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      From: SANFORD TELLER COMMUNICATIONS                 May 8, 2001
            1365 York Avenue
            New York, NY 10021
            (212) 717-0332

      For:  MORTON'S RESTAURANT GROUP, INC.               FOR IMMEDIATE RELEASE
            3333 New Hyde Park Road
            New Hyde Park, NY  11042
            (516) 627-1515
            www.mortons.com

      Contact: THOMAS J. BALDWIN, EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER, MORTON'S RESTAURANT GROUP, INC.


      MORTON'S RESTAURANT GROUP TO EXPLORE STRATEGIC ALTERNATIVES; ISSUES CAUTION FOR SECOND QUARTER RESULTS

New Hyde Park, NY....Morton's Restaurant Group, Inc. (NYSE: MRG) today announced that its Board of Directors has determined to evaluate the full range of strategic alternatives.

      Allen J. Bernstein, Chairman, President, and Chief Executive Officer of Morton's Restaurant Group, Inc., said, "As part of its continuing efforts to enhance stockholder value, the Board has directed its financial advisor, Greenhill & Co., LLC, to assist the Company in exploring its strategic alternatives, including evaluating a potential sale of the Company. The process will include an evaluation of the recently proposed transaction, as well as an evaluation of any offers that may be received. The Board is committed to the pursuit of this process."

      Due to the current weakened economic environment, unfavorable business conditions and reduced business travel, the Company also announced that it expects revenues and operating results to be adversely affected in this second quarter. In addition, results will be adversely affected by investment banking, legal and other costs associated with evaluating strategic alternatives and with the current proxy contest.

                                       -1-
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      Mr. Bernstein further stated that, "We continue to operate in an extremely challenging environment. Coupled with the investment banking and professional fees being incurred, the outlook for the second quarter has clearly weakened. Management is in the process of identifying potential cost-cutting initiatives, including reduced corporate overhead expenditures. Additionally, the Board has announced that it is freezing the issuance of stock options to senior executives and that it has suspended the stock repurchase program."

      EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED IN THIS NEWS RELEASE, THE MATTERS ADDRESSED ARE FORWARD - LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES, INCLUDING BUT NOT LIMITED TO, GENERAL ECONOMIC CONDITIONS, COMPETITIVE ACTIVITIES, THE COMPANY'S EXPANSION PLANS AND RESTAURANT PROFITABILITY LEVELS AND OTHER MATTERS IDENTIFIED FROM TIME TO TIME IN THE COMPANY'S PUBLIC REPORTS AND SEC FILINGS. ACTUAL RESULTS MAY VARY.


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